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NTS, INC.
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JEFFREY EBERWEIN
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NTS Shareholder Group Announces Dissident Slate for Annual Meeting

NEW YORK, October 24, 2012 (GLOBE NEWSWIRE) – Jeffrey E. Eberwein, Chairman and spokesman for Concerned NTS Shareholders, announces the following:

Concerned NTS Shareholders (“CNS” or “we”) is a group of shareholders collectively owning 12% of NTS, Inc. (NYSE MKT: NTS) (“NTS” or the “Company”).  We are dedicated to maximizing shareholder value and improving corporate governance at NTS.  We welcome the opportunity to pursue these goals at the 2012 Annual Meeting of shareholders of NTS which we have been told by company representatives has been scheduled for December 13, 2012 at 11:30am in New York City.  We believe NTS shareholders should be given the opportunity to vote for new directors whose interests are fully aligned with shareholders.

We believe adding new talent to the NTS board is necessary to maximize shareholder value and improve corporate governance.  We believe the current NTS board is not sufficiently independent.  We further believe that current director compensation is excessive and we will vote to reduce board compensation upon our election to the NTS board of directors.

A majority of the incumbent NTS board members reside outside the US and we believe they lack the necessary telecom and financial expertise as well as the cultural understanding and US focus required to maximize value for NTS shareholders.  We strongly believe that shareholder value will not be maximized if a majority of the current board remains in place.  We also, however, value board continuity and we therefore request that CEO Guy Nissenson and independent director Timothy M. Farrar stay on the NTS board.  We do not plan on making changes to the NTS management team.

We will undertake an exempt solicitation whereby we plan to contact up to ten shareholders to seek their support for our slate of directors.

CNS calls on the incumbent NTS board members to not take actions adverse to the best interests of NTS shareholders prior to the annual meeting.  Adverse actions include:

•	Implementing a poison pill

•	Delaying the annual meeting beyond December 13, 2012

•	Staggering the board

•	Selling all or parts of the company

•	Making acquisitions

•	Issuing equity or equity-linked securities

Concerned NTS Shareholders reminds each of the incumbent board members that actions they take that are adverse to the best interests of shareholders can entail serious personal consequences.  Personal liability can result from taking actions that impair shareholder value.  This liability can exceed D&O insurance coverage or D&O insurance may not be available or applicable if these actions are undertaken.

Members of Concerned NTS Shareholders have successfully won many proxy contests and have a track record of creating value for shareholders.

Three members of CNS (Singh, Gillman, and Coleman) created significant value for shareholders by turning around MRV Communications, Inc. (“MRVC”).  MRVC is a leading global telecommunications technology and services supplier.  MRVC's products include Carrier Ethernet and Wavelength Division Multiplexing (WDM) optical network equipment as well as a wide range of network integration and management solutions.  The incumbent board of MRV had overseen tremendous destruction of shareholder value.  The stock price had fallen from $90 per share to 41 cents per share before members of our group purchased stock and launched a proxy battle.  Mr. Gillman led the proxy contest at MRVC and Mr. Singh served as the CEO implementing the turnaround plan.  As part of this plan, MRVC sold assets and returned cash to shareholders in two special dividends totaling $0.78 per share.  Shareholders have experienced a 220% return since the turnaround began.

Another example of value creation by members of CNS occurred at MAG Silver.  Three members of CNS (Eberwein, Gillman, and Knapp) created Mining Investors for Shareholder Value (“MISV”) for the purpose of improving shareholder value at MAG Silver.  MISV was successful in adding two extremely well-regarded former mining CEOs to MAG Silver’s board of directors.  From MISV’s Schedule 13D filing on June 26, 2012 until MAG Silver enhanced its board on September 5, 2012, MAG Silver’s stock price rose more than 30%.

Members of CNS include:

Richard K. Coleman, Jr. has over 30 years of executive management experience in telecom companies in roles such as Advanced Technology Research and Development, Software Development, Customer Service, Sales and Marketing, Product Management, Business Development, and Human Resources.  He began his career managing telecommunications R&D projects for the United States Department of Defense and subsequently led major network deployment projects at Sprint Communications (National Fiber Network), Frontier Communications (Regional Fiber Networks), and MetroNet Communications (Metropolitan Fiber Networks).  Mr. Coleman’s executive experience includes multiple positions directly applicable to NTS including President – Frontier Network Systems and President – U S West Long Distance.  His extensive change management experience includes first-stage start-ups, acquisitions, mergers, and re-engineering or consolidation in multinational Fortune 500 companies.  Among his successes was his leadership as COO of Canadian carrier MetroNet Communications which built a nationwide data network as well as fiber networks in Canada's largest cities.  MetroNet delivered a 900% return to investors during his tenure.  Mr. Coleman’s company, Rocky Mountain Venture Services, provides operating expertise to numerous public and private clients of all sizes.  He has served on the boards of various public, private, and non-profit companies and has taught extensively in the areas of leadership and ethics.  Mr. Coleman holds a B. S. Degree from the United States Air Force Academy and an MBA from Golden Gate University.

Dilip Singh has forty years of experience in operations, executive management, and board positions with global Fortune 500 telecom carriers like Telia-Sonera, Sprint Corporation, and GTE and network equipment providers like Alcatel and ADC telecom, and entrepreneurial start-ups like NewNet.  Mr. Singh has extensive experience in public and private company turnarounds, global mergers and acquisitions, and international business development.  In addition to the value created by Mr. Singh at MRVC, he also created tremendous value for shareholders of PLX Technology by running a proxy contest against the incumbent board which resulted in a doubling of the stock price and the sale of the company to IDT.  Mr. Singh is currently CEO and Director of InfuSystems Holdings Inc.

A. John Knapp was the CEO of ICO, Inc. and served in that capacity until April 2010, when ICO was acquired by A. Schulman, Inc. for a significant premium.  During Mr. Knapp's tenure as CEO of ICO the firm grew its annual revenues from $250 million to over $400 million and the stock price rose from approximately $2.50 per share to over $8 per share.  Mr. Knapp is a native of Texas and has valuable business contacts in the state.

Jeffrey E. Eberwein is a former Portfolio Manager at Soros Fund Management and is now a private investor.  Mr. Eberwein personally owns 2,200,000 shares of NTS, representing 5.3% of NTS’ total shares outstanding.  Mr. Eberwein currently serves on the board of Goldfield Corporation, a company whose stock is up approximately 700% since the start of 2012.  Mr. Eberwein also serves on the board of Digirad Corporation where he chairs the Strategic Advisory Committee.  Mr. Eberwein is a native of Texas and has valuable business contacts in the state.

Charles M. Gillman’s proxy battle against the incumbent board of Osteotech resulted in a doubling of the stock price and the sale of the company to Medtronic.  Mr. Gillman led the proxy battle at MRV that is discussed above.

Mark Stolper has served since 2004 as Executive Vice President and Chief Financial Officer of RadNet, Inc., a $650 million enterprise value company.  Mr. Stolper was named to the board of Metropolitan Health Networks through the work of activist shareholders in April of 2010.  Shareholders of Metropolitan Health Networks have enjoyed a tripling in the stock price since Mr. Stolper joined the board.  Mr. Stolper brings extensive financial, compliance, and regulatory experience to the CNS team and is qualified by the SEC as a “financial expert” to serve on NTS Board’s audit committee.

This release is not a solicitation of any action by shareholders of NTS.  Concerned NTS Shareholders do not currently intend to solicit proxies except pursuant to SEC Rule 14a-2(b)(2).  if a proxy statement is completed and filed by the concerned NTS shareholders, shareholders of NTS are advised to read the proxy statement when it becomes available because it will contain inmportant information and shareholders should rely on such proxy statement and not on this PRESS release.  the proxy statement, if filed, together with any other relevant documents will be available without charge on the sec’s website at WWW.SEC.GOV.  Information regarding the CONCERNED NTS SHAREHOLDERS, including their direct or indirect interests, by security holdings or otherwise in NTS, is contained in their Schedule 13D INITIALLY filed with the SEC on OCTOBER 23, 2012, which IS available without charge on the SEC’s website at WWW.SEC.GOV.

CONTACT:           Jeff Eberwein
917-576-9420
je@eberweincapital.com